Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2022 Financial Results

Second quarter consolidated net sales down 1.2% compared to the second quarter of fiscal 2021, including 110 basis point negative foreign exchange impact

Comparable store sales^ down 0.8% compared to the second quarter of fiscal 2021; Custom Spaces+ up 7.1% offset by general merchandise categories

Earnings per diluted share of $0.31 compared to $0.54 in the second quarter of fiscal 2021;

Adjusted earnings per diluted share* of $0.27 compared to $0.54 in the second quarter of fiscal 2021

Provides Q3 Fiscal 2022 Earnings Outlook

Coppell, TX — November 1, 2022 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the second quarter of fiscal year 2022 ended October 1, 2022.

●	Consolidated net sales were $272.7 million, down 1.2%, including 110 basis point negative impact of foreign currency translation. Net sales in The Container Store retail business (“TCS”) were $259.9 million, up 0.2%. Elfa International AB (“Elfa”) third-party net sales were $12.8 million, down 22.8% compared to the second quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 5.3%.
●	Comparable store sales^ decreased 0.8%, with Custom Spaces+ up 7.1%, contributing an increase of 230 basis points to comparable store sales^ which was offset by general merchandise categories, which were down 4.6%, negatively impacting comparable store sales^ by 310 basis points.

●	Consolidated net income and net income per share (“EPS”) was $15.7 million and $0.31 compared to $27.2 million and $0.54, respectively, in the second quarter of fiscal 2021. Adjusted net income per share* (“Adjusted EPS”) was $0.27 compared to $0.54 in the second quarter of fiscal 2021.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “For the second quarter, we delivered bottom line results that exceeded our expectations despite a shortfall in topline performance in our general merchandise categories that was partially offset by continued strength in our Custom Spaces business. With the continued rise of inflationary pressures, coupled with increasing interest rates, we have seen customer traffic soften during the second quarter, and we expect these trends to continue until these external pressures subside. However, we remain committed to our strategic initiatives to support our long term growth and $2 billion revenue goal.”

“One of our key strategic initiatives in our Path to $2 billion in revenue is new store growth. In the second quarter, we opened our first smaller format store in Colorado Springs and it is exceeding our sales productivity expectations. We are also on track with the opening of our second smaller format store in Salem, New Hampshire this winter. In addition to new store growth, we are also focused on bolstering our Custom Spaces offering. The rollout of our PrestonTM line is complete and we are pleased with the customer pipeline and nearly complete with the full branding expression of our Custom Space offering online and in stores. The near-term macro backdrop notwithstanding, we have a very attractive growth opportunity and remain focused on capitalizing on the $20 billion addressable market for home storage and organization, including Custom Spaces.” Mr. Malhotra concluded.

Second Quarter Fiscal 2022 Results

For the second quarter (thirteen weeks) ended October 1, 2022:

●	Consolidated net sales were $272.7 million, down 1.2%, including 110 basis point negative impact of foreign currency translation compared to the second quarter of fiscal 2021.

o	Net sales in TCS were $259.9 million, up 0.2%

o	Comparable store sales^ decreased 0.8%, with Custom Spaces+ up 7.1%, contributing an increase of 230 basis points to comparable store sales^ and offset by general merchandise categories down 4.6%, negatively impacting comparable store sales^ by 310 basis points.

o	Our online sales decreased 0.7% compared to the second quarter of fiscal 2021.

o	Elfa International AB (“Elfa”) third-party net sales were $12.8 million, down 22.8% compared to the second quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 5.3%.

●	Consolidated gross margin was 56.6%, a decrease of 270 basis points, compared to the second quarter of fiscal 2021. TCS gross margin decreased 130 basis points to 56.8% primarily due to increased promotional activity and increased freight costs, partially offset by favorable product and services mix. Elfa gross margin decreased 560 basis points compared to the second quarter of fiscal 2021 primarily due to higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) increased by 4.0% to $118.7 million in the second quarter of fiscal 2022 from $114.1 million in the second quarter of fiscal 2021. SG&A as a percentage of net sales increased 220 basis points to 43.5%, with the increase primarily due to the normalization of SG&A costs post-pandemic, combined with the deleverage of fixed costs associated with lower sales, partially offset by a legal settlement received in the second quarter of fiscal 2022.
●	Consolidated net interest expense increased 18.7% to $3.8 million in the second quarter of fiscal 2022 from $3.2 million in the second quarter of fiscal 2021. The increase was primarily due to an increased interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 25.9% in the second quarter of fiscal 2022, as compared to 25.7% in the second quarter of fiscal 2021. The increase in the effective tax rate was primarily related to the tax impact associated with share-based compensation on lower pre-tax income in the second quarter of fiscal 2022.
●	Net income was $15.7 million, or $0.31 per diluted share, in the second quarter of fiscal 2022 compared to $27.2 million, or $0.54 per diluted share, in the second quarter of fiscal 2021. Adjusted net income* was $13.8 million, or $0.27 per diluted share, in the second quarter of fiscal 2022 compared to adjusted net income* of $27.2 million, or $0.54 per diluted share, in the second quarter of fiscal 2021.
●	Adjusted EBITDA* was $35.9 million in the second quarter of fiscal 2022 compared to $47.7 million in the second quarter of fiscal 2021.

For the fiscal year (twenty-six weeks) ended October 1, 2022:

●	Consolidated net sales were $535.3 million, up 2.7%, including 110 basis point negative impact of foreign currency translation as compared to the first half of fiscal 2021.
o	Net sales for the TCS segment were $506.6 million, up 3.8%
o	Comparable store sales^ increased 2.0% with Custom Spaces+ up 10.5%, contributing 340 basis points of the increase in comparable store sales^ and general merchandise categories down 2.1%, contributing 140 basis points of the decrease.
o	Our online sales decreased 0.8% compared to the first half of fiscal 2021.
o	Elfa third-party net sales were $28.7 million, down 13.6% compared to the first half of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 3.3% compared to the first half of fiscal 2021.
●	Consolidated gross margin was 56.9%, a decrease of 250 basis points compared to the first half of fiscal 2021. TCS gross margin decreased 140 basis points to 56.8%, primarily due to increased freight costs and increased promotional activity, partially offset by favorable product and services mix in the first half of fiscal 2022. Elfa gross margin decreased 310 basis points primarily due to higher direct material costs.
●	Consolidated SG&A increased by 7.3% to $240.6 million from $224.2 million in the first half of fiscal 2021. SG&A as a percentage of net sales increased 190 basis points to 44.9%, with the increase primarily due to the normalization of SG&A costs post-pandemic, partially offset by a legal settlement received in the second quarter of fiscal 2022.
●	Consolidated net interest expense increased 10.0% to $7.0 million in the first half of fiscal 2022 from $6.4 million in the first half of fiscal 2021. The increase is primarily due to an increased interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 27.1% for the first half of fiscal 2022 as compared to 25.1% in the first half of fiscal 2021. The increase in the effective tax rate is primarily related to the tax impact associated with share-based compensation on lower pre-tax income in the first half of fiscal 2022.
●	Net income was $26.2 million, or $0.52 per diluted share, in the first half of fiscal 2022 compared to net income of $44.9 million, or $0.88 per diluted share in the first half of fiscal 2021. Adjusted net income* was $24.3 million, or $0.48 per diluted share in the first half of fiscal 2022 compared to adjusted net income* of $45.3 million, or $0.89 per diluted share in the first half of fiscal 2021.
●	Adjusted EBITDA* was $64.1 million in the first half of fiscal 2022 compared to $81.3 million in the first half of fiscal 2021.

New and Existing Stores

During the second quarter of fiscal 2022, the Company opened one new store. As of October 1, 2022, the Company store base was 95 as compared to 94 as of October 2, 2021.

Balance sheet and liquidity highlights:

(In thousands)	October 1, 2022	October 2, 2021
Cash	$19,814	$23,137
Total debt, net of deferred financing costs	$174,191	$166,389
Liquidity [1]	$123,208	$132,465
Free cash flow *	$(5,257)	$7,930

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

Subsequent to the end of the second fiscal quarter, the Company repurchased approximately 940 thousand shares for $5 million, under a Rule 10b5-1 plan. We have $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal third quarter ending on December 31, 2022:

Consolidated net sales	$240 - $250 million
Comparable store sales^ decline	High-single digits
Earnings per diluted share	$0.02 to $0.07
Assumed dilutive shares	50 million
Planned store openings [1]	0

Jeff Miller, Chief Financial Officer, stated, “Our third quarter outlook reflects the expectation that we will continue to navigate a challenging macro environment. Given the economic uncertainty, we are withdrawing our previously issued full year guidance. That said, we believe a prudent scenario would reflect trends not dissimilar to our Q3 expectations for the remainder of the fiscal year. We are committed to investing in our growth strategy, and we are on track with our plans to open 76 new stores by the end of fiscal 2027. We remain confident in our plans and ability to deliver on our longer term sales target of $2 billion though the duration of the current macro headwinds may impact our originally contemplated timeline for achieving those goals.”

(1)	Planned smaller footprint store opening in Salem, NH this winter of calendar 2023 and in Thousand Oaks, CA in early spring of calendar 2023.

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services. Starting in the first quarter of fiscal 2022, the closet lifestyle department products sold by the TCS segment are now included in General Merchandise versus prior inclusion in Custom Spaces.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss second quarter fiscal 2022 financial results is scheduled for today, November 1, 2022, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13732872. The replay will be available until December 1, 2022.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives including future store openings; our plans regarding Custom Spaces; sales trends, momentum and targets; our share repurchase program; the impact of macroeconomic conditions and our anticipated financial performance and long term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 2, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of storage and organization products and solutions and custom spaces – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	October 1,	October 2,	October 1,	October 2,
(In thousands, except share and per share amounts) (unaudited)	2022	2021	2022	2021
Net sales	$272,672	$275,954	$535,306	$521,269
Cost of sales (excluding depreciation and amortization)	118,242	112,416	230,788	211,407
Gross profit	154,430	163,538	304,518	309,862
Selling, general, and administrative expenses (excluding depreciation and amortization)	118,655	114,062	240,564	224,210
Stock-based compensation	536	1,086	1,737	1,955
Pre-opening costs	583	72	619	666
Depreciation and amortization	9,549	8,544	18,555	16,745
Loss (gain) on disposal of assets	80	—	81	(5)
Income from operations	25,027	39,774	42,962	66,291
Interest expense, net	3,783	3,186	7,006	6,371
Income before taxes	21,244	36,588	35,956	59,920
Provision for income taxes	5,497	9,393	9,730	15,053
Net income	$15,747	$27,195	$26,226	$44,867

Net income per common share — basic	$0.31	$0.55	$0.53	$0.91
Net income per common share — diluted	$0.31	$0.54	$0.52	$0.88

Weighted-average common shares — basic	50,000,945	49,468,324	49,860,252	49,274,611
Weighted-average common shares — diluted	50,350,549	50,217,614	50,324,456	51,112,668

The Container Store Group, Inc.

Consolidated balance sheets

	October 1,	April 2,	October 2,
(In thousands)	2022	2022	2021
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$19,814	$14,252	$23,137
Accounts receivable, net	28,624	30,225	31,035
Inventory	190,142	192,783	173,141
Prepaid expenses	17,474	11,628	12,690
Income taxes receivable	1,309	1,687	840
Other current assets	9,639	9,836	13,354
Total current assets	267,002	260,411	254,197
Noncurrent assets:
Property and equipment, net	147,302	140,198	130,733
Noncurrent operating lease right-of-use assets	356,605	347,519	304,194
Goodwill	221,159	221,159	202,815
Trade names	218,882	224,938	227,476
Deferred financing costs, net	176	203	229
Noncurrent deferred tax assets, net	471	865	905
Other assets	2,062	2,284	2,660
Total noncurrent assets	946,657	937,166	869,012
Total assets	$1,213,659	$1,197,577	$1,123,209

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	October 1,	April 2,	October 2,
(In thousands, except share and per share amounts)	2022	2022	2021
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$79,892	$84,059	$86,232
Accrued liabilities	79,447	89,004	85,848
Current borrowings on revolving lines of credit	13,660	1,790	59
Current portion of long-term debt	2,066	2,096	2,136
Current operating lease liabilities	56,204	52,540	50,177
Income taxes payable	218	6,026	2,852
Total current liabilities	231,487	235,515	227,304
Noncurrent liabilities:
Long-term debt	158,465	158,564	164,194
Noncurrent operating lease liabilities	322,830	317,345	278,235
Noncurrent deferred tax liabilities, net	49,804	50,493	46,650
Other long-term liabilities	6,393	7,564	12,108
Total noncurrent liabilities	537,492	533,966	501,187
Total liabilities	768,979	769,481	728,491
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 50,104,829 shares issued at October 1, 2022; 49,635,447 shares issued at April 2, 2022; 49,545,153 shares issued at October 2, 2021	501	496	495
Additional paid-in capital	875,550	874,190	871,545
Accumulated other comprehensive loss	(38,451)	(27,444)	(21,325)
Retained deficit	(392,920)	(419,146)	(455,997)
Total shareholders’ equity	444,680	428,096	394,718
Total liabilities and shareholders’ equity	$1,213,659	$1,197,577	$1,123,209

The Container Store Group, Inc.

Consolidated statements of cash flows

	Twenty-Six Weeks Ended
	October 1,	October 2,
(In thousands) (unaudited)	2022	2021
Operating activities
Net income	$26,226	$44,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,555	16,745
Stock-based compensation	1,737	1,955
Loss (gain) on disposal of assets	81	(5)
Deferred tax expense	396	454
Non-cash interest	942	940
Other	492	(247)
Changes in operating assets and liabilities:
Accounts receivable	(2,655)	(2,105)
Inventory	(935)	(42,836)
Prepaid expenses and other assets	(5,685)	(4,587)
Accounts payable and accrued liabilities	(6,713)	17,359
Net change in lease assets and liabilities	102	(4,493)
Income taxes	(5,600)	(5,562)
Other noncurrent liabilities	(153)	30
Net cash provided by operating activities	26,790	22,515

Investing activities
Additions to property and equipment	(32,047)	(14,585)
Investment in non-qualified plan trust	(879)	(130)
Proceeds from non-qualified plan trust redemptions	467	2,592
Proceeds from sale of property and equipment	34	5
Net cash used in investing activities	(32,425)	(12,118)

Financing activities
Borrowings on revolving lines of credit	44,104	24,923
Payments on revolving lines of credit	(30,855)	(24,863)
Borrowings on long-term debt	15,000	5,000
Payments on long-term debt	(16,053)	(5,597)
Payment of taxes with shares withheld upon restricted stock vesting	(712)	(4,677)
Proceeds from the exercise of stock options	340	226
Net cash provided by (used in) financing activities	11,824	(4,988)

Effect of exchange rate changes on cash	(627)	41

Net increase in cash	5,562	5,450
Cash at beginning of fiscal period	14,252	17,687
Cash at end of fiscal period	$19,814	$23,137

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, acquisition-related costs, loss on extinguishment of debt, certain losses (gains) on disposal of assets, certain management transition costs incurred, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Thirteen Weeks		Twenty-Six Weeks
	Ended		Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Numerator:
Net income	$15,747	$27,195	$26,226	$44,867
Management transition costs (a)	—	—	—	473
Acquisition-related costs (b)	63	—	63	—
COVID-19 costs (c)	—	—	—	192
Legal settlement (d)	(2,600)	—	(2,600)	—
Taxes (e)	604	2	604	(184)
Adjusted net income	$13,814	$27,197	$24,293	$45,348

Denominator:
Weighted-average common shares outstanding — diluted	50,350,549	50,217,614	50,324,456	51,112,668

Net income per common share — diluted	$0.31	$0.54	$0.52	$0.88
Adjusted net income per common share — diluted	$0.27	$0.54	$0.48	$0.89

(a)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(c)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(d)	The Company received a legal settlement, net of legal fees, in the second quarter of fiscal 2022. The amount is recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(e)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	October 1,	October 2,	October 1,	October 2,
	2022	2021	2022	2021
Net income	$15,747	$27,195	$26,226	$44,867
Depreciation and amortization	9,549	8,544	18,555	16,745
Interest expense, net	3,783	3,186	7,006	6,371
Income tax provision	5,497	9,393	9,730	15,053
EBITDA	$34,576	$48,318	$61,517	$83,036
Pre-opening costs (a)	583	72	619	666
Non-cash lease expense (b)	137	(1,722)	171	(5,077)
Stock-based compensation (c)	536	1,086	1,737	1,955
Management transition costs (d)	—	—	—	473
Foreign exchange losses (gains) (e)	16	(6)	(8)	5
Acquisition-related costs (f)	63	—	63	—
COVID-19 costs (g)	—	—	—	192
Adjusted EBITDA	$35,911	$47,748	$64,099	$81,250

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(g)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Twenty-Six Weeks Ended
	October 1,	October 2,
	2022	2021
Net cash provided by operating activities	$26,790	$22,515
Less: Additions to property and equipment	(32,047)	(14,585)
Free cash flow	$(5,257)	$7,930